Exhibit 10.32

AMENDMENT NO. 2 TO

AMENDED AND RESTATED ALLOY SERVICES AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED ALLOY SERVICES AGREEMENT (the “Second Amendment”), effective as of the 26th day of October, 2007, is made by and between AGY Holding Corp., a Delaware corporation, with its principal office located at 2558 Wagener Road, Aiken, South Carolina, 29801, as successor-in-interest to Advanced Glassfiber Yarns LLC, (hereinafter “Buyer”); and OWENS CORNING, a Delaware corporation, with its principal office located at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, 43659, (hereinafter “OC”).

RECITALS:

WHEREAS, OC and Advanced Glassfiber Yarns LLC entered into an Amended and Restated Alloy Services Agreement made as of September 16, 2003, as amended by Amendment No. 1 thereto dated as of November 26, 2006 (as amended, supplemented or modified prior to the date hereof, the “Amended and Restated Alloy Services Agreement”);

WHEREAS, Buyer has succeeded to the rights and obligations of Advanced Glassfiber Yarns LLC in the Amended and Restated Alloy Services Agreement;

WHEREAS, in connection with OC’s divestiture of its facility located in Huntingdon, Pennsylvania, OC has entered into a Master Lease Agreement with Buyer pursuant to which OC will lease to Buyer certain amounts of platinum and rhodium (“Additional Metals”);

WHEREAS, Buyer and OC desire to supplement and amend certain provisions of the Amended and Restated Alloy Services Agreement in order to service such Additional Metal;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Amended and Restated Alloy Services Agreement as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Amended and Restated Alloy Services Agreement.

2. Amendment to Section 1.A. Section l.A. of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

A.	OC has established one or more alloy accounts (the “Accounts”) in favor of Buyer evidencing the amounts of platinum and rhodium in either alloy form or pure metal form (i) originally purchased by Buyer pursuant to the Amended and Restated Contribution Agreement, dated July 31, 1998 (the “ACA”), and (ii) leased by OC to Buyer pursuant to the Master Lease Agreement, dated October 26, 2007 (the “Master Lease”). Such metal is to be serviced hereunder.

3. Amendment to Section l.B. Section 1.B. of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

B.	OC will be responsible for maintaining and providing a monthly transaction summary for each of the Accounts. OC recognizes that the metals and alloy represented by the Accounts (other than leased alloy as provided in paragraph 4 below) is Buyer property (subject in the case of certain of the metal and alloy to OC’s rights under the Master Lease) and will not assign it as collateral for any financing and it remains the sole property of Buyer even in case of termination of this Amended and Restated Alloy Services Agreement.

4. Amendment to Section 2.C. Section 2.C. of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

C.	The fee schedule for alloying services shall be determined for each calendar year by OC and shall be announced to Buyer as soon before the beginning of each calendar year as is practicable. The 2007 fee schedule for alloying is attached to this Amended and Restated Alloy Services Agreement as Exhibit 2. The fees listed on Exhibit 2, paragraph A do not include inherent metal losses of the alloying process, which OC agrees will be no more than 0.2%. Such inherent metal losses will be charged against and deducted from the Accounts.

5. Amendment to Section 3.C. Section 3.C. of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

C.

The fee schedule for fabrication/repair services of certain Parts (as defined in Paragraph 3.A of the Amended and Restated Alloy Services Agreement) for the period of January 1, 2007 through December 31, 2007 is set forth on attached Exhibit 2. The fees set forth on attached Exhibit 2 shall increase on January 1 of each year thereafter at the rate equivalent to the changes in the Product Price Index (PPI) for Metalworking Machinery and Equipment for the following periods:

(i) with respect to fees for 2008, the change in the eleven (11) months of January 1, 2007 through November 30, 2007, and

(ii) with respect to fees for each calendar year thereafter, the change in the immediately preceding December 1 through November 30.

6. Amendment to Section 8.A. Section 8.A. of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

A.	Other than with respect to the Additional Metals, to which this Section 8.A. shall not apply, OC shall be Buyer’s exclusive provider of alloying services and fabrication and repair services with regard to Parts which are utilized by Buyer, except that during any calendar year during the Term, Buyer may obtain up to eight percent (8%) of its requirements for Parts which are utilized by Buyer from any person or entity other than OC (hereinafter referred to as a “Third Party”), provided that such eight percent (8%) limitation shall not apply to Parts:

(i) ordered by Buyer for which OC does not accept and/or cannot fulfill the Buyer Design Specifications pursuant to Paragraph 3.A, such circumstance to be notified to Buyer in writing by OC within two (2) business days of receipt by OC of Buyer’s order;

(ii) ordered by Buyer that OC will not be able to deliver to Buyer within five (5) weeks following the date that OC acknowledges receipt of Buyer’s order, such circumstances to be notified to Buyer in writing within two (2) business days of receipt by OC of Buyer’s order; and/or

(iii) for which the demonstrated delivery times thereof (based on an average delivery time over a rolling 52-week period), as measured from the date of acknowledgement by OC of orders therefor, exceed five (5) weeks.

Notwithstanding the foregoing, Buyer may not obtain any fabrication services from Third Party sources with regard to ST Patch Thermocouple technology (for the sake of clarity, this sentence is not applicable to the Additional Metals).

In the event that Buyer exceeds the eight percent (8%) limitation set forth in this Paragraph 8.A during any calendar year, Buyer shall notify OC by January 31 of the ensuing year of the amount by which it exceeds the limit and shall pay OC’s lost profit margin for such amount. Exceptions to the limitations set forth in this Paragraph 8. A shall be made by mutual agreement of both parties acting reasonably in good faith.

7. Exhibit 2. Exhibit 2 to the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating such Exhibit to read in its entirety as Exhibit 2 to this Second Amendment.

8. Miscellaneous. Except as amended hereby, all the terms and provisions of the Amended and Restated Alloy Services Agreement shall remain in full force and effect, and any references here or in the Amended and Restated Alloy Services Agreement to the “Alloy Services Agreement” shall hereafter be deemed to refer to the Amended and Restated Alloy Services Agreement as amended by this Second Amendment.

9. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto executed this Second Amendment effective as of the date first set forth above.

AGY HOLDING CORP.

By:	/s/ Douglas Mattscheck
Name:	Douglas Mattsheck
Title:	President & Chief Executive Officer
Date:	10/26/07

OWENS CORNING

By:	/s/ Charles E. Dana
Name:	Charles E. Dana
Title:	President, Composites Solutions Business
Date:	10/26/07